                                                                  Exhibit (h)(1)


                     MANAGEMENT AND ADMINISTRATION AGREEMENT


         This Agreement is made as of this 16th day of November, 1998, by and among Governor Funds, a Delaware business trust, (the "Trust"), 3435 Stelzer Road, Columbus, Ohio 43219, BISYS Fund Services Ohio, Inc., an Ohio corporation ("BISYS"), 3435 Stelzer Road, Columbus, Ohio 43219, and Governors Group Advisors, Inc., ("Governors") a wholly-owned subsidiary of Keystone Financial, Inc. (Governors and BISYS are collectively referred to as the "Administrators").

         WHEREAS, the Trust is an open-end management investment company, organized as a Delaware business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain the Administrators to provide, as co-administrators, certain management and administration services to certain investment portfolios of the Trust (individually, a "Fund," and collectively, the "Funds"), and may retain the Administrators to serve in such capacity with respect to additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time; and

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Managers and Administrators
                  ---------------------------------------

         Subject to the direction and control of the Board of Trustees of the Trust, and as delineated on Schedule 1 to the Agreement, the Administrators agree to assist in supervising various aspects of each Fund's operations except those performed by the investment adviser for the Funds under its Investment Advisory Agreement, the custodian for the Funds under its Custody Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement.

         The Administrators will maintain office facilities (which may be in the offices of the Administrators or an affiliate but shall be in such location as the Trust shall reasonably determine); furnish statistical and research data, clerical, certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Commission on Form N-SAR or any replacement forms therefor; compile data for, assist the Trust or its designee in the preparation of, and file, all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; assist to the extent requested by the Trust with the Trust's preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2


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under the 1940 Act; keep and maintain the financial accounts and records of the
Funds, including calculation of daily expense accruals; in the case of money market funds, periodic review of the amount of the deviation, if any, of the current net asset value per share (calculated using available market quotations or an appropriate substitute that reflects current market conditions) from each money market fund's amortized cost price per share; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrators hereby agree that all records which each maintains for the Trust are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust's request. The Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. The Administrators may delegate some or all of their responsibilities under this Agreement.

         The Administrators may, at their expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Administrators shall not be relieved of any of their obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrators shall be responsible, to the extent provided in Section 4 hereof for all acts of such subcontractor as if such acts were their own.

         2.       Fees; Expenses; Expense Reimbursement
                  -------------------------------------

         In consideration of services rendered and expenses assumed pursuant to this Agreement, the Administrators shall be entitled jointly to a fee based on the average net assets of the Trust, paid by each of the Funds on the first business day of each month, or at such time(s) as the Administrators shall request and the parties hereto shall agree, a fee computed daily and paid as specified below calculated at the applicable annual rate set forth on Schedule A hereto. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to the Administrators, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund. Notwithstanding anything to the contrary, amounts owed by the Trust to the Administrators shall only be paid out of the assets and property of the particular Fund involved.

         The Administrators will from time to time employ or associate with themselves such person or persons as the Administrators may believe to be particularly fitted to assist them in the performance of this Agreement. Such person or persons may be partners, officers, or employees who are employed by the Administrators and the Trust. The compensation of such person or persons shall be paid by the Administrators and no obligation may be incurred on behalf of the




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Funds in such respect. Other expenses to be incurred in the operation of the
Funds including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not partners, officers, directors, shareholders or employees of the Administrators or the investment adviser or distributor for the Funds, Commission fees and state Blue Sky qualification and renewal fees and expenses, advisory fees, pricing service fees, custodian fees, transfer and dividend disbursing agents' fees, fund accounting fees, certain insurance premiums, outside and, to the extent authorized by the Trust, inside auditing and legal fees and expenses, costs of maintenance of the Trust's existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' and Trustees' reports and meetings, fees incurred under the Trust's Distribution and Shareholder Service Plan and Administrative Services Plan and any extraordinary expenses will be borne by the Funds.

         3.       Proprietary and Confidential Information
                  ----------------------------------------

         Each Administrator agrees on behalf of itself and its officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         4.       Limitation of Liability; Indemnification
                  ----------------------------------------

         Each Administrator shall not be liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also a partner, employee, or agent of the Administrators, who may be or become an officer, Trustee, employee, or agent of the Trust or the Funds shall be deemed, when rendering services to the Trust or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of the Administrators even though paid by it. The parties hereto agree that this Agreement shall not create any joint and/or several liability between the Administrators with respect to services provided by any particular Administrator as set forth herein and the Schedules hereto.

         A Fund agrees to indemnify and hold harmless each Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to such Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to such Administrator by a duly authorized representative of




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the Trust; provided that this indemnification shall not apply to actions or omissions of such Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, such Administrator shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of such Administrator.

         5.       Term
                  ----

         This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and, unless sooner terminated as provided herein, shall continue until June 30, 2001, and thereafter shall be renewed automatically for successive one year terms, unless written notice not to renew is given by the non-renewing party to the other parties at least 60 days prior to the expiration of the then-current term. This Agreement is terminable with respect to a particular Fund through a failure to renew at the end of a one-year term; upon mutual agreement of the parties hereto; upon 180 days' written notice by the Trust after the initial term hereof but only in connection with the reorganization of the Funds into another registered management investment company; or for "cause" (as defined below) by the party alleging "cause," on not less than 60 days notice by the Trust's Board of Trustees or by the Administrators. This Agreement is also terminable as provided in Section 7 herein. Written notice not to renew may be given for any reason, with or without "cause."

         For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, multiple negligent acts by an Administrator which in the aggregate are determined by the Trust's Board of Trustees to constitute a serious failure to perform satisfactorily such Administrator's obligations hereunder or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein. Notwithstanding the foregoing, the absence of an annual review of this Agreement by the Board of Trustees shall not, in and of itself, constitute "cause" as used herein.

         6. Governing Law and Matters Relating to the Trust as a Delaware Business Trust
                  -------------------------------------------------------------

         This Agreement shall be governed by the law of the State of Delaware. Governor Funds is a business trust organized under the laws of Delaware and under a Declaration of Trust, to






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which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Governor Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally but bind only the assets of the Trust, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

         7.       Year 2000 Compliant
                  -------------------

         BISYS agrees to perform comprehensive date testing on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century and leap year. These tests shall be intended to identify any operational issues regarding the accurate processing of date/time data from, into and between the Twentieth and Twenty-First Century, including leap year calculations. BISYS agrees to use all commercially reasonable efforts to implement all necessary updates and changes for such systems, if any, to accommodate the turn of the century and leap year if not making such updates or changes would have a material or significant adverse affect on the services to be performed by BISYS hereunder, and shall have substantially tested such upgrades and changes by March 31, 1999. BISYS agrees to provide the Trust quarterly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

         If in the event that at any time prior to March 31, 1999, the Trust reasonably determines that any of the systems BISYS utilizes to perform the services hereunder will not be Year 2000 ready by September 30, 1999, and that such lack of readiness will have a material or significant adverse affect on the services to be performed by BISYS hereunder, the Trust shall have the right to terminate the Agreement upon providing written notice to BISYS describing, in reasonable detail, the basis for its termination; provided, however, that BISYS shall have sixty (60) days following receipt of any such notice to cure any deficiencies to the Trust's reasonable satisfaction. Promptly upon becoming aware of such, BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the processing of date/time data from, into and between the Twentieth and Twenty-First centuries, including leap year calculations in any system BISYS utilizes to provide services hereunder if not curing such defect or deficiency would have a material or significant adverse affect on the services to be performed by BISYS hereunder.





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         8.       Miscellaneous.
                  --------------

         This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument. The representations and warranties contained herein may not be disclaimed or limited by operation of law.

BISYS FUND SERVICES OHIO, INC.                     GOVERNOR FUNDS


By: /s/ William J. Tomko                       By: /s/ Lana V. Burkhardt
   ------------------------------------           -----------------------------
   its: Executive Vice President                  its: President


GOVERNOR GROUP ADVISORS, INC.


By: /s/ Lana V. Burkhardt
   ------------------------------------
   its: President



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SCHEDULE 1

ADMINISTRATIVE SERVICES


Under the Agreement, Governors shall provide the following services and maintain the records relating thereto:

1. Review and comment on the Trust's Registration Statement, Prospectus, Statement of Additional Information, Annual and Semi-Annual Reports to Shareholders, Annual and Semi-Annual Form N-SAR, notices pursuant to Rule 24f-2 and proxy materials.


2. Review and comment on certain materials to be distributed to the Trust's Board for the Board's meetings.


3. Consulting with BISYS regarding fidelity bond and E&O/D&O insurance coverage. BISYS shall obtain such insurance.


4.       Attend shareholder and Board meetings as requested from time to time.


5.       Maintain expense files and coordinate the payment of invoices.

BISYS shall provide all the other services required to be performed by the Administrators under the Agreement.



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                                                        Dated: November 16, 1998

                                Schedule A to the
                   Management and Co-Administration Agreement
                              among Governor Funds,
                         BISYS Fund Services Ohio, Inc.
                       and Governors Group Advisors, Inc.
                             dated November 16, 1998


        Name of Fund                            Compensation*                         Date
        ------------                            -------------                         ----
Prime Money Market, Pennsylvania             Annual rate of .15% of each         November 16, 1998
Municipal Bond, Established Growth,          Fund's average daily net
Intermediate Term Income, Aggressive         assets
Growth, U.S. Treasury Obligations
Money Market, Limited Duration
Government Securities, Emerging
Growth and International Equity Funds


Lifestyle Conservative Growth,               None.
Lifestyle Moderate Growth, and
Lifestyle Growth Funds.

       *All fees are computed daily and paid periodically.

BISYS FUND SERVICES OHIO, INC.                    GOVERNOR FUNDS


By: /s/ William J. Tomko                          By: /s/ Lana V. Burkhardt
   ----------------------------------                --------------------------
   its: Executive Vice President                     its: President


GOVERNOR GROUP ADVISORS, INC.


By: /s/ Lana V. Burkhardt
   ----------------------------------
   its: President